EXHIBIT 99.1

Unaudited Consolidated Statements of Comprehensive Income (Loss)

	For the Year Ended December 31,
	2011	2010	2009
	(In thousands)
Net income	$43,036	$16,701	$61,785

Other comprehensive income (loss):
Cash flow hedges:
Cash flow hedge (income) loss reclassified to net income	104,020	(11,104)	(15,068)
Change in fair value of cash flow hedges	(34,160)	(29,015)	(29,371)
Defined benefit pension and retiree health benefit plans	(3,714)	(144)	1,517

Total other comprehensive income (loss)	66,146	(40,263)	(42,922)

Comprehensive income (loss)	$109,182	$(23,562)	$(18,863)